Exhibit 10.36

Employment Agreement

April 5, 2006

This Employment Agreement (this “Agreement”) is between Saks Incorporated (“SKS”) and its subsidiaries listed on the signature page of this Agreement and Charles G. Tharp (the “Executive”).

Terms and Conditions

The parties to this Agreement agree as follows:

1. Employment. Effective January 9, 2006, the Company (as defined in the next sentence) employs the Executive, and during the Executive’s employment the Executive will serve, as SKS’s Executive Vice President-Human Resources or in such other capacity of equal or greater status and responsibility with SKS or its subsidiaries as the Chief Executive Officer of SKS designates. In this Agreement the term “the Company” means SKS or one of its subsidiaries that employs the Executive in accordance with this Agreement at the time of determination or reference. During the Executive’s employment the Executive’s place of business will be located in New York, New York and the Executive will report directly to the Chief Executive Officer of SKS.

2. Duties. During the Executive’s employment the Executive will (a) devote substantially all of the Executive’s working time, energies, and skills to the benefit of the Company’s business and (b) serve the Company diligently and to the best of the Executive’s ability and to use the Executive’s best efforts to follow the policies and directions of the Executive’s supervisors and the Board of Directors of Saks.

3. Compensation. During the Executive’s employment the Executive’s compensation and benefits under this Agreement will be as follows:

(a) Base Salary. The Company will pay the Executive a base salary at a rate of not less than $500,000 per year (“Base Salary”). Base Salary will be paid in installments in accordance with the Company’s normal payment schedule but not less frequently than monthly. All payments will be subject to the deduction of payroll taxes and similar assessments as required by law.

(b) Bonus. In addition to Base Salary, the Executive will be eligible for an annual cash bonus. The bonus for plan achievement at the target level will be 50% of Base Salary and the bonus for plan achievement at the maximum level will be 75% of Base Salary, in all circumstances in accordance with and subject to the terms and conditions of the Company’s bonus program in effect from time to time.

(c) Effect Of Change in Control On Stock-Based Awards. Except as provided in section 5(b), SKS’s 2004 Long-Term Incentive Plan (the “2004 Plan”) will govern the vesting of awards made to the Executive in accordance with such plan if a Change in Control (for all purposes of this Agreement as defined in the 2004 Plan) occurs.

(d) Performance Shares. Subject to the terms and conditions of the 2004 Plan and the following sentences of this subsection (d), SKS will award to the Executive 30,000 performance shares pursuant to Section 8 of the 2004 Plan with respect to each of the SKS’s 2007 and 2008 fiscal years. Each of the two annual awards of 30,000 performance shares will include performance targets and performance measures as determined by the Human Resources and Compensation Committee of the SKS Board of Directors (the “Committee”) in accordance with Section 8(e) of the 2004 Plan. Each of the three annual awards of 30,000 performance shares will reflect (i) a 10,000-share payout at the threshold level of performance, (ii) a 20,000-share payout at the target level of performance, and (iii) a 30,000-share payout at the maximum level of performance. The Committee in accordance with the 2004 Plan will determine whether an award has been earned. To receive the performance shares subject to an award, the Executive must be continuously employed by the Company to the last day of the restriction period except as provided in section 5(a) of this Agreement. Each award to be made as described in this subsection (d) is subject to Committee authorization and the Executive’s execution and delivery to SKS of a performance share agreement in the form that in all material respects is the same form as executed and delivered by executives of the Company in positions that are comparable to the Executive’s position. Performance shares awarded in accordance with this subsection (d) but not earned by the Executive will terminate and will not be delivered to the Executive.

(e) Substituted Cash Payment. The Company’s offer of employment to the Executive referred to an award by the Company of 20,000 shares of restricted stock that would vest in two installments of 10,000 shares each, the first installment to vest on the first anniversary of the award date and the second installment to vest on the second anniversary of the award date. Subject to the last sentence of this subsection, in lieu of, and in substitution for, the award of 20,000 shares of restricted stock, the Company will pay to the Executive within five business days after each of February 22, 2007 and February 22, 2008 an amount in cash equal to the sum of (i) and (ii), with (i) being the product of (A) the New York Stock Exchange closing price of the Company’s Common Stock on the applicable February 22 and (B) 10,000, and (ii) being the product of (A) the total per-share dividends paid with respect to the Company’s Common Stock (valued at fair market value if paid other than in cash) from and after the date of this Agreement to and including the applicable February 22 and (B) 10,000, in each case less deductions for payroll taxes and similar assessments as required by law. Each of the two payments referred to in the preceding sentence is referred to as a “Cash Payment.” Except as provided in subsection 5(a) of this Agreement, to receive the first Cash Payment the Executive must be continuously employed by the Company to and including February 22, 2007 and to receive the second Cash Payment the Executive must be continuously employed by the Company to and including February 22, 2008.

4. Insurance And Benefits. During the Executive’s employment the Company will allow the Executive to participate in each employee benefit plan and receive each executive benefit applicable to executives in positions that are comparable to the Executive’s position.

5. Termination Without Cause; Death; Disability.

(a) Termination Without Cause. The Company may terminate this Agreement without Cause (as defined below in section 6) at any time and upon such termination the Executive’s employment will terminate. Except as provided in this subsection, if the Company terminates this Agreement without Cause, then

(i)(A) SKS will pay to the Executive as severance in a lump sum an amount equal to the sum of (1) the Executive’s Base Salary for twenty-four months at the rate in effect at the time of termination and (2) the Executive’s target bonus potential amount for the fiscal year during which the termination of this Agreement occurs (and no other bonus will be payable) (such sum, the “Severance Payment”), and (B) each unvested restricted stock award (and not performance share awards) will immediately vest in an amount equal to the product of the number of shares subject to the award multiplied by a fraction the numerator of which is the number of days elapsed during the three-year vesting period for the award to and including the effective date of the termination of the Executive’s employment and the denominator of which is 1,095, and each unvested Cash Payment will immediately vest in an amount equal to the product of the Cash Payment multiplied by a fraction the numerator of which is the number of days elapsed during the one-year Cash Payment vesting period to and including the effective date of the termination of the Executive’s employment and the denominator of which is 365, and all awards of restricted stock that do not vest, all Cash Payments that do not vest, and all unvested performance share awards, will be immediately forfeited, and

(ii) if the Company’s termination occurs primarily in anticipation of or as a result of or due to, directly or indirectly, a Change in Control (this and all subsequent references to “Change in Control” refer to the definition of that term in the 2004 Plan), in addition to the Company’s payment of the Severance Payment to the Executive, all of the Executive’s restricted stock awards, the target amount of performance share awards, and each unpaid Cash Payment will immediately vest.

With respect to the immediate vesting of the unpaid Cash Payments, the Company will make them within five business days following the termination of the Executive’s employment. To calculate a Cash Payment any portion of which immediately vests in accordance with this subsection (a), the Company will use the New York Stock Exchange closing price of the Company’s common stock on the date of termination of the Executive’s employment, and if termination occurs as described in clause (ii) of this subsection (a) the Company will use the per-share consideration paid to the Company’s shareholders with respect to their shares of the Company’s common stock as a result of the Change in Control instead of the New York Stock Exchange closing price.

SKS’s obligations to provide the benefits described in this subsection (a) are subject to SKS’s receipt of a written release, in form and substance reasonably satisfactory to SKS, executed and delivered by the Executive in which the Executive releases SKS and its affiliates from all claims of, and liabilities and obligations to, the Executive arising out of this Agreement and the Executive’s employment by the Company. Termination of this Agreement in accordance with this subsection (a) will not terminate the Executive’s obligations under section 8 of this Agreement or SKS’s obligations under section 7 of this Agreement. If the Company terminates this Agreement without Cause and as a result the Executive would be entitled to receive a severance payment in accordance with the terms of SKS’s 2000 Change of Control and Material Transaction Severance Plan, as amended from time to time (the “2000 Plan”), if then in effect, that would be greater than the Severance Payment, then only in that circumstance and solely for purposes of 2000 Plan the Executive may elect to waive the Executive’s rights to receive the Severance Payment and upon the waiver the Executive will not be entitled to receive the Severance Payment and this Agreement will not constitute an Existing Program as defined in the 2000 Plan. If the Executive directly or indirectly engages in an association that constitutes an Association (as defined in section 8(b)(iv)(D) of this Agreement), SKS’s obligations to provide the benefits described in the second sentence of this subsection will immediately terminate.

(b) Medical Plan Benefits. If the termination of the Executive’s employment occurs in anticipation of, or on or after, a Change in Control, during the eighteen-month period following the termination of the Executive’s employment the Company will, subject to the next sentence, reimburse the Executive monthly for the costs of medical insurance for the Executive and the Executive’s family under COBRA less the then-applicable monthly associate contribution amount for comparable participation under the Company’s medical insurance plan. If prior to the end of the eighteen-month period and as a result of employment the Executive becomes eligible for medical insurance the coverage and the cost of which is comparable in all material respects to the coverage and the cost of participation in the Company’s medical insurance plan then in effect, the Company’s obligations in the preceding sentence will immediately terminate. Unless the Company’s obligations in the first sentence of this paragraph have terminated in accordance with the preceding sentence, at the end of the eighteen-month period the Company will pay to the Executive in a lump sum an amount sufficient to enable the Executive to obtain equivalent medical insurance plan coverage for six months, no amount of which the Executive will be obligated to return upon subsequent employment. If termination of the Executive’s employment occurs as described in clause (B) of the first sentence of paragraph (i) of this subsection (b), the Company’s obligation with respect to the Executive’s participation under the Company’s medical insurance plan will be limited to the Executive’s COBRA rights, which the Executive may exercise at the Executive’s expense.

(c) Death. This Agreement will terminate upon the Executive’s death, except as to: (i) the right of the Executive’s estate to exercise all unexercised stock options, if any, in accordance with and subject to SKS’s stock option plan under which the unexercised stock options were granted, (ii) other entitlements under this Agreement that expressly survive death, (iii) any rights that the Executive’s estate or dependents may have under COBRA or any other federal or state law or that are derived independent of this Agreement by reason of the Executive’s participation in any employee benefit arrangement or plan maintained by the Company, and (iv) the right of the Executive’s estate to receive all shares of restricted awarded to the Executive that are vested as of the date of the Executive’s death.

(d) Disability. If the Executive becomes disabled at any time prior to the termination of this Agreement, the Executive will after the Executive becomes disabled continue to receive all payments and benefits provided by this Agreement, less all disability payments received, for twelve months. The Executive will be deemed to be disabled when the Executive becomes entitled to receive disability benefits under SKS’s Long-Term Disability Plan.

(e) Application of IRC Code Section 409A. If the Company or the Executive reasonably and in good faith determines that any payment to be made or benefit to be provided to the Executive upon the Executive’s termination of employment would be subject to Section 409A(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company will, to the extent necessary, delay making the payment or providing the benefit until the earliest date on which the Company in good faith determines that the payment can be paid or the benefit can be provided without causing the payment or the benefit to be subject to the Section 409A(a)(1).

6. Termination by the Company for Cause. The Company may terminate this Agreement for Cause at any time and upon such termination the Executive’s employment will terminate, in which event no salary or bonus will be paid after such termination. For purposes of this Agreement, the term “Cause” will mean and be strictly limited to: (i) conviction of the Executive, after all applicable rights of appeal have been exhausted or waived, for any crime that materially discredits the Company or is materially detrimental to the reputation or goodwill of the Company; (ii) commission of any material act of fraud or dishonesty by the Executive against the Company or commission of an immoral or unethical act that materially reflects negatively on the Company; if first the Executive is provided with written notice of the claim and with an opportunity to contest it before the Board of Directors; (iii) the Executive’s violation of the Company’s Code of Business Conduct and Ethics, which violation the Executive knows or reasonably should know could reasonably be expected to result in a material adverse effect on the Company, if first the Executive is provided with written notice of the violation and with an opportunity to contest it before the Board of Directors, or (iv) the Executive’s continual and material breach of the Executive’s obligations under section 2 of this Agreement as determined by the Committee after the Executive has been given written notice of the breach and a reasonable opportunity to cure the breach. Termination for Cause will be effective immediately upon notice sent or given to the Executive. Termination of this Agreement in accordance with this section 6 will not terminate the Executive’s obligations under section 8 of this Agreement or SKS’s obligations under section 7 of this Agreement.

7. Tax Gross-Up.

(a) Amount of Gross-Up Payment. Anything in this Agreement to the contrary notwithstanding, if any payment or distribution by SKS or its affiliated companies to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this section 7) (a “Payment”) becomes or would become subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are together referred to as the “Excise Tax”), then, subject to the next sentences of this subsection (a), SKS will make an additional payment to the Executive (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the

Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Executive will be entitled to a Gross-Up Payment in accordance with this section 7(a) only if the Executive’s “parachute payments” (as such term is defined in Section 280G of the Code) exceed three hundred thirty percent of the Executive’s “base amount” (as determined under Section 280G(b) of the Code) (such product, the “Threshold”). If the Payment does not exceed the Threshold, the Executive will not receive a Gross-Up Payment and the amount of the Payment will be reduced to an amount that is one dollar less than the largest amount that would not become subject to the tax imposed by Section 4999 of the Code and that SKS could pay to the Executive without loss of deduction under Section 280G(a) of the Code.

(b) Calculations; When Paid. Subject to the provisions of section 7(c), all determinations required to be made under this section 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized public accounting firm retained by SKS (the “Accounting Firm”) that will provide detailed supporting calculations both to SKS and the Executive as soon as practicable following the receipt of notice from the Executive that there has been a Payment. All fees and expenses of the Accounting Firm will be borne solely by SKS. All Gross-Up Payments, as determined pursuant to this section 7, shall be paid by SKS to the Executive promptly following the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Accounting Firm will furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return should not result in the imposition of a negligence or similar penalty or comparable opinion supporting such determination in accordance with the practices and procedures of the Accounting Firm. Any determination by the Accounting Firm will be binding upon SKS and the Executive absent manifest error. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by SKS should have been made (“Underpayment”), consistent with the calculations required to be made in accordance with this section 7. If SKS exhausts its remedies pursuant to section 7(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm will determine the amount of the Underpayment that has occurred and any such Underpayment will be promptly paid by SKS to or for the benefit of the Executive.

(c) IRS Claims. The Executive will notify SKS in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by SKS of the Gross-Up Payment. The Executive will give the notice as soon as practicable but no later than 10 business days after the Executive is informed in writing of the claim and will apprise SKS of the nature of the claim and the date on which such claim is requested to be paid. The Executive will not pay the claim prior to the expiration of the 30-day period following the date on which the Executive gives the notice to SKS (or such shorter period ending on the date that any payment of taxes with respect to the claim is due). If SKS notifies the Executive in writing prior to the expiration of the 30-day period that SKS desires to contest the claim, the Executive will (i) give SKS any information reasonably requested by SKS relating to the claim, (ii) take all action in connection with contesting the claim as SKS reasonably requests in writing from time to time, including, without limitation, accepting legal representation with respect to the claim by an attorney reasonably selected by SKS, (iii) cooperate with SKS in good faith in order effectively to contest the claim, and (iv) permit SKS to participate in all proceedings relating to the claim. SKS will bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with the contest and will indemnify and hold the Executive harmless, on an after-tax basis, for all Excise Tax and income tax (including applicable interest and penalties) imposed as a result of the representation and payment of costs and expenses. Without limitation on the foregoing provisions of this section 7(c) and subject to the next two sentences, SKS will control all proceedings taken in connection with the contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of the claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute the contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as SKS determines. If SKS directs the Executive to pay the claim and sue for a refund, SKS will advance the amount of the payment to the Executive on an interest-free basis and will indemnify and hold the Executive harmless, on an after-tax basis, from all Excise Tax and income tax (including applicable interest and penalties) imposed with respect to the advance or with respect to any imputed income with respect to the advance. With respect to any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive as to which the contested amount is claimed to be due, the Executive may seek to limit the extension to the contested amount. SKS’s control of the contest will be limited to issues with respect to which a Gross-Up Payment would be payable in accordance with this section 7 and the Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) Refunds. If, after the receipt by the Executive of an amount advanced by SKS pursuant to section 7(c), the Executive becomes entitled to receive, and receives, any refund with respect to the claim, the Executive will (subject to SKS’s compliance with the requirements of section 7(c)) promptly pay to SKS the amount of the refund (together with all interest paid or credited on the refund after taxes applicable to it). If, after the receipt by the Executive of an amount advanced by SKS pursuant to Section 7(c), a determination is made that the Executive will not be entitled to any refund with respect to the claim and SKS does not notify the Executive in writing of its intent to contest the denial of refund prior to the expiration of 30 days after such determination, then the advance will be forgiven and will not be required to be repaid and the amount of the advance will offset, on a dollar-for-dollar basis, the amount of Gross-Up Payment required to be paid.

(e) Survival. The rights of the Executive, and the obligations of SKS, in this section 7 will survive the termination of the Executive’s employment and the termination of this Agreement.

8. Protection of SKS’s Confidential Information and Goodwill.

(a) Confidential Information. For purposes of this Agreement, “Confidential Information” includes, without limitation but subject to the next sentence, all documents and information of SKS or one of more of its subsidiaries, in all forms and mediums, concerning or evidencing one or more of the following: sales; costs; pricing; strategies; forecasts and long-range plans; financial and tax information; personnel information; business, marketing, and operational projections, plans, and opportunities; and customer, vendor, and supplier information. Confidential Information excludes any document or information that is or becomes available to the public other than as a result of any breach of this Agreement or other unauthorized disclosure by the Executive. Confidential Information does not have to be designated as such to constitute Confidential Information.

(b) Non-Disclosure; Non-Competition; and Remedies.

(i) The Executive acknowledges and agrees that (A) the business of the Company and its affiliates is highly competitive, (B) that the Company and its affiliates have expended considerable time and resources to develop good will with its customers, vendors, and others and to create, exploit, and protect Confidential Information, (C) the Company and its affiliates must continue to prevent the dilution of their goodwill and unauthorized use and disclosure of Confidential Information to avoid irreparable harm to their businesses, (D) the Executive’s participation in the business activities of the Company and its affiliates is and will be integral to the continued operation, goodwill, and success of the business of the Company and its affiliates, (E) the Executive will be creating Confidential Information, and (F) the Executive will have access to Confidential Information that could be used by third parties in a manner that would be detrimental to the competitive position of the Company or one of its affiliates.

(ii) The Company acknowledges and agrees that the Executive will need the benefits and use of the goodwill of the Company and its affiliates and Confidential Information in order for the Executive to properly perform the Executive’s responsibilities in accordance with this Agreement. The Company will provide the Executive immediate access to new and additional Confidential Information and authorizes the Executive to engage in activities that will create new and additional Confidential Information. The Executive acknowledges and agrees that the Executive will benefit from access to Confidential Information, including without limitation as a result of the Executive’s increased earnings and earning capacity.

(iii) Accordingly, the Executive agrees that:

(A) All Confidential Information will remain the sole and exclusive property of the Company and its affiliates;

(B) The Executive will protect and safeguard all Confidential Information;

(C) The Executive will hold all Confidential Information in strictest confidence and not, directly or indirectly, disclose or divulge any Confidential Information to any person other than an employee of the Company or one of its affiliates to the extent necessary for the proper performance of the Executive’s responsibilities unless authorized to do so by the Company or compelled to do so by law or valid legal process;

(D) If the Executive believes the Executive is compelled by law or valid legal process to disclose or divulge any Confidential Information, the Executive will notify the Company in writing sufficiently in advance of any such disclosure to give the Company the opportunity to take all actions necessary to protect the interests of the Company or its affiliates against such disclosure;

(E) At the end of the Executive’s employment pursuant to this Agreement for any reason or at the request of the Company at any time, the Executive will return to the Company all copies of all Confidential Information in all tangible forms and mediums; and

(F) Absent the promises and representations of the Executive in this paragraph (iii) and paragraph (iv) below, the Company would not provide the Executive with Confidential Information, would not authorize the Executive to engage in activities that would create new and additional Confidential Information, and would not enter into this Agreement.

(iv) The Executive agrees to not engage in a Prohibited Activity for the period beginning on the date of this Agreement and ending twelve months from the date of termination of the Executive’s employment for any reason. “Prohibited Activity” means any one or more of the following:

(A) Disparaging the Company or any of its affiliates, or any products, services, or operations of the Company or any of its affiliates, or any former, current, or future officer, director, or employee of any the Company or any of its affiliates;

(B) Whether on the Executive’s own behalf or on behalf of any other individual, partner, firm, corporation, or business organization, either directly or indirectly soliciting or inducing or attempting to solicit or induce any person who is then employed by the Company or any of its affiliates to leave that employment;

(C) Whether on the Executive’s own behalf or on behalf of any other individual, partnership, firm, corporation, or business organization, either directly or indirectly soliciting or inducing, or attempting to solicit or induce any person who is then a customer, supplier, or vendor of the Company or any of its affiliates to cease being a customer, supplier, or vendor of the Company or to divert all or any part of such person’s or entity’s business from the Company or any of its affiliates;

(D) Associating, directly or indirectly, as an employee, officer, director, agent, partner, owner, stockholder, representative, consultant, or vendor with, for, or on behalf of any Competitor (as defined below in this subparagraph (D) (each an “Association”), unless the Company in the exercise of its reasonable discretion has approved each Association in accordance with the following sentence. The Company’s approval for an Association will be evidenced exclusively by a written agreement that has been executed and delivered by, and is legally binding on, the Company and the Executive, that includes terms and conditions that the Company deems reasonably necessary to preserve its goodwill and the confidentiality of the Confidential Information in accordance with this Agreement, and that includes all other terms and conditions that the Company determines in its sole discretion are reasonably necessary under the circumstances. The restrictions in the foregoing sentences of this subparagraph (D) apply to the Executive’s direct and indirect performance of the same or similar activities the Executive has performed for the Company or any of its affiliates and to all other activities that reasonably could lead to the disclosure of Confidential Information. The Executive will not have violated this subparagraph (D) solely as a result of the Executive’s investment in capital stock or other securities of a Competitor or any of its Affiliates listed on a national securities exchange or actively traded in the over-the-counter market if the Executive and the members of the Executive’s immediate family together do not, directly or indirectly, hold more than one percent of all such shares of capital stock or other securities issued and outstanding. For purposes of this subparagraph (D), the term “Competitor” means (i) prior to the completion of a Parisian Transaction (as defined below in this paragraph (D)), each of Federated Department Stores, Inc., Dillard’s, Inc., Kohls Corporation, Belk, Inc., Limited Brands, Inc., J. C. Penney Co, Inc., Sears Holding Corporation, The Bon-Ton Stores, Inc., Target Corporation, The Neiman Marcus Group, Inc., Barney’s New York, Inc., and Nordstrom, Inc., and the Affiliates and successors of each of them, and (ii) upon and after the completion of a Parisian Transaction, each of The Neiman Marcus Group, Inc., Barney’s New York, Inc., and Nordstrom, Inc., and the Affiliates and successors of each of them. For purposes of this subparagraph (D), “Affiliate” means with respect to a specific corporation, limited liability company, general or limited partnership, sole proprietorship, or other for profit or non-profit business organization or association (each the “subject entity”), any other corporation, limited liability company, general or limited partnership, sole proprietorship, or other for profit or non-profit business organization or association directly or indirectly controlling or controlled by or directly or indirectly under common control with the subject entity, and “Parisian Transaction” means the sale or other transfer for consideration, in one or more transactions, of SKS’s Parisian business.

(v) The Executive acknowledges and agrees that (A) the restrictions contained in this section 8(b) are ancillary to an otherwise enforceable agreement, (B) the agreements and undertakings of the Company in this Agreement and the Executive’s position and responsibilities with the Company give rise to, and are valid consideration for, the Company’s interest in restricting the Executive’s post-employment activities, (C) the restrictions are reasonably designed to enforce the Executive’s agreements and undertakings in this section 8(b) and the Executive’s common-law obligations and duties owed to the Company and its affiliates, (D) the restrictions are reasonable and necessary, valid and enforceable under Tennessee law, and do not impose a greater restraint than reasonably necessary to protect the goodwill and other legitimate business interests of the Company and its affiliates and the Confidential Information, (E) the agreements and undertakings of the Company and the Executive in this section 8(b) are not contingent on the duration of the Executive’s employment with the Company; and (F) absent the agreements and undertakings made by the Executive in this section 8(b), the Company would not provide the Executive with Confidential Information, would not authorize the Executive to engage in activities that would create new and additional Confidential Information, and would not have entered into this Agreement.

(vi) Without limiting the right of Company to pursue all other legal and equitable remedies available for violation by the Executive of the Executive’s agreements in this section 8, the Executive agrees that such other remedies cannot fully compensate Company for any such violation and that the Company will be entitled to injunctive relief to prevent any such violation or any continuing violation. The Company will be entitled to recover its attorneys’ fees, expenses, and court costs, in addition to any other remedies to which the Company may be entitled if the Executive breaches this Agreement. The Executive will be entitled to seek to recover its attorneys’ fees, expenses, and court costs, in addition to any other remedies to which the Executive may be entitled if the Executive prevails in such injunctive proceeding.

(vii) The Executive will forfeit all unexercised, unearned, and unpaid awards under the 2004 Plan, including, but not by way of limitation, awards earned but not yet paid, all unpaid dividends and dividend equivalents, and all interest, if any, accrued on the foregoing if (i) the Executive, without the written consent of SKS, engages directly or indirectly in an association that constitutes an Association; or (ii) the Executive performs any act or engages in any activity which in the opinion of the Chief Executive Officer of SKS is inimical to the best interests of the SKS.

(viii) If within six months following the Executive’s termination of employment the Executive, without the written consent of SKS, engages directly or indirectly in an association that constitutes an Association, the Executive will be required to pay to SKS an amount in cash equal to the sum of the following: (i) with respect to awards made under the 2004 Plan consisting of stock options and stock appreciation rights, the amounts realized in connection with the Executive’s exercise of the options or the settlement of the stock appreciation rights on or after, or within six months prior to, the Executive’s termination of employment; and (ii) with respect to awards made under the 2004 Plan consisting of restricted stock, restricted stock units, performance shares, performance share units, and performance units, the value of the awards that vested on or after, or within six months prior to, the Executive’s termination of employment, which value will be determined as of the date of vesting.

(ix) Subsections (vii) and (viii) will be void and of no legal effect upon a Change in Control (as defined in the 2004 Plan).

(x) If in any action before any court or agency legally empowered to enforce the agreements contained in this section 8 any term, restriction, or agreement contained in this section 8 is found to be unreasonable or otherwise not permitted by applicable law, then such term, restriction, or agreement will be deemed modified to the extent necessary to make it enforceable by such court or agency.

(xi) The agreements of the Executive contained in this section 8 will survive the end of the Executive’s employment by the Company for any and all reasons.

9. General Provisions.

(a) Notices. Any notice to be given hereunder by either party to the other may be effected in writing by personal delivery, mail, overnight courier, or facsimile. Notices will be addressed to the parties at the addresses set forth below, but each party may change its address by written notice in accordance with this section 9(a). Notices will be deemed communicated as of the actual receipt or refusal of receipt.

If to the Executive:

            Charles G. Tharp

            12 East 49th Street

            New York, New York 10017

If to the Company:         General Counsel

            Saks Incorporated

            750 Lakeshore Parkway

            Birmingham, Alabama 35211

(b) Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions will, nevertheless, continue in full force and without being impaired or invalidated in any way.

(c) Entire Agreement. Except for any prior grants of options, restricted stock, or other forms of incentive compensation evidenced by a written instrument or by an action of the Board or Directors, this Agreement supersedes any and all other agreements (including without limitation all employment agreements, which agreements are terminated), either oral or in writing, between the parties hereto with respect to employment of the Executive by the Company and contains all of the covenants and agreements between the parties with respect to such employment. Each party to this Agreement acknowledges that no representations, inducements or agreements, oral or otherwise, that have not been embodied herein, and no other agreement, statement or promise not contained in this Agreement, will be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

(d) Resignation. If the Executive’s employment is terminated, the termination will be deemed to constitute the Executive’s resignation as an officer of the Company (and all of its affiliates), as the case may be, effective as of the date of such termination. Upon termination of employment, the Executive will return to the Company upon such termination any of the following which contain confidential information: all documents, instruments, papers, facsimiles, and computerized information which are the property of the Company or such subsidiary or affiliate.

(e) Headings. The section and subsection headings are for convenience of reference only and will not define or limit the provisions of the sections and subsections.

(f) Attorney’s Fees. If the Executive brings any action to enforce the Executive’s rights under this Agreement after a Change in Control (as defined in the 2004 Plan), the Company will reimburse the Executive for the Executive’s reasonable costs, including attorney’s fees, incurred. The Company will reimburse the Executive as the costs are incurred and without regard to the outcome of the action.

(g) Successors and Assigns; Transfer of Obligations. This Agreement is binding upon the Company and its successors (including without limitation by merger or otherwise by operation of law) and permitted assigns of each and upon the Executive and the Executive’s heirs, executors and other legal representatives, and permitted assigns. If the Company complies with the following sentences of this subsection (g), the Company may transfer or delegate its obligations under this Agreement with respect to the Executive to any acquirer of, or other successor to, all or substantially all of the business of SKS (whether direct or indirect, by purchase of assets or SKS common stock, merger, consolidation, or otherwise) (the “Acquirer”), which transfer or delegation to the Acquirer will not terminate, or be deemed to constitute a termination of, this Agreement or termination of the Executive’s employment for any purpose, including with respect to this Agreement and the 2000 Plan. The Company’s rights in the preceding sentence are subject to the conditions that the Company first (i) obtains from the Acquirer its binding and enforceable written agreement (which expressly provides that the Executive is a third-party beneficiary of the Acquirer’s obligations) to assume and perform unconditionally the obligations of SKS and the Company in this Agreement in accordance with their terms and (ii) delivers the Acquirer’s agreement to the Executive.

(h) Cooperation. The Executive will reasonably cooperate in good faith with the Company as and when requested by the Company with regard to all current and future internal and government inquiries and investigations, litigation and administrative agency proceedings, and other legal or accounting matters. The Executive’s cooperation will include, without limitation but subject to the Executive’s availability at times and places that does not unreasonably interfere with the Executive’s reasonable personal and business obligations, (1) being available for, and providing information to the Company and its legal, accounting, and other representatives during, in-person meetings and interviews and by telephone and (2) being available for and providing depositions and other sworn testimony. Following the termination of this Agreement the Company will reimburse the Executive for all reasonable out-of-pocket expenses the Executive incurs to comply with this subsection.

(i) Arbitration. All disputes and controversies between the Company and the Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, will be settled by arbitration before a single arbitrator in Nashville, Tennessee, administered by the American Arbitration Association (the “AAA”) in accordance with its Commercial Arbitration Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The single arbitrator will be selected by the mutual agreement of the Company and the Executive, unless they are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA. The arbitrator will have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, the Company and the Executive each may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over the dispute or controversy and seek interim provisional, injunctive, or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this subsection or an award rendered in accordance with it, or to obtain interim relief, none of the Company, the Executive, or an arbitrator may disclose the existence, content, or results of any arbitration without the prior written consent of the Company and the Executive. The Company and the Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this subsection.

(j) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Tennessee.

Saks Incorporated

By:	/s/ CHARLES J. HANSEN

Charles J. Hansen

Executive Vice President and

General Counsel

Saks & Company

Saks Direct, Inc.

Saks Distribution Centers, Inc.

Saks Fifth Avenue Distribution Company

Saks Fifth Avenue, Inc.

Saks Wholesalers, Inc.

Saks Fifth Avenue of Texas, Inc.

Saks Holdings, Inc.

Tex SFA, Inc.

SCCA Store Holdings, Inc.

SCIL Store Holdings, Inc.

SCCA, LLC

SCIL, LLC

SFAILA, LLC

New York City Saks, LLC

Saks Fifth Avenue Texas, L.P.

Parisian Stores, Inc.

Club Libby Lu, Inc.

By:	/s/ CHARLES J. HANSEN
Charles J. Hansen Executive Vice President

/s/ CHARLES G. THARP
Charles G. Tharp

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